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                   Subsidiaries of the Registrant

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

                                                       Jurisdiction of
                                                       Incorporation or
Subsidiary                                               Organization
----------                                          ----------------------
Advanced Energy Industries, FSC                       U.S. Virgin Islands

Advanced Energy Industries Japan KK                   Japan

Advanced Energy Industries GmbH                       Germany

Advanced Energy Industries U.K. Limited               United Kingdom

Advanced Energy Industries Korea Ltd.                 Korea

Tower Electronics, Inc.                               Minnesota

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